CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 18 to the Registration Statement on Form N-1A (the "Registration Statement") of Scudder Mutual Funds, Inc. comprised of Scudder Gold Fund of our report dated December 16, 1999, on the consolidated financial statements and consolidated financial highlights appearing in the October 31, 1999 Annual Report to the Shareholders of Scudder Gold Fund, which is also incorporated by reference into the Registration Statement. We further consent to the references to our firm under the heading "Financial Highlights," in the Prospectus and "Experts" in the Statement of Additional Information.




/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
July 14, 2000